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                                                                     Exhibit 5.1

                      [Mayer, Brown, Rowe & Maw Letterhead]

                                 March 7, 2003

Devon Energy Corporation
20 North Broadway, Suite 1500
Oklahoma City, Oklahoma 73102

Re:      Merger of Devon NewCo Corporation, a
         wholly owned subsidiary of Devon Energy
         Corporation, with and into Ocean Energy, Inc.

Ladies and Gentlemen:

         We have acted as special counsel to Devon Energy Corporation, a Delaware corporation ("Devon"), in connection with the corporate proceedings taken and to be taken relating to the merger of Devon NewCo Corporation, a Delaware corporation and wholly owned subsidiary of Devon ("Merger Sub"), with and into Ocean Energy, Inc., a Delaware corporation ("Ocean"), with Ocean being the surviving corporation (the "Merger"), and the conversion of each share of Ocean common stock, par value $0.10 per share, issued and outstanding at the effective time of the Merger into 0.414 of a share of Devon common stock, par value $0.10 per share ("Devon Common Stock"). We have also participated in the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a registration statement on Form S-4 (the "Registration Statement") relating to the Merger. We have examined such corporate and other records, instruments, certificates and documents as we considered necessary to enable us to express this opinion.

         Based on the foregoing, it is our opinion that the Devon Common Stock has been duly and validly authorized by all necessary action on the part of Devon and, when issued pursuant to the terms of the Agreement and the Plan of Merger, dated as of February 23, 2003, by and among Devon, Merger Sub and Ocean, will be validly issued, fully paid and non-assessable by Devon.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Additional Information--Legal Matters" therein.

                                                Very truly yours,

                                                /s/ MAYER, BROWN, ROWE & MAW
                                                ----------------------------
                                                Mayer, Brown, Rowe & Maw